Exhibit 99.1

MEDNAX Reports 2013 Second Quarter EPS of $1.37

Board Authorizes Share Repurchase Program

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--July 30, 2013--MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialties and anesthesia physician services, today reported earnings of $1.37 per share for the three months ended June 30, 2013 that was the result of strong revenue growth, primarily from recent acquisitions.

“Our consistently strong operating results reflect the solid progress we are making in strategically building our national anesthesia group practice platform while successfully and methodically executing on a proven growth strategy that attracts physicians to our national group practice and delivers ongoing value and efficiencies,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We continue to manage a very full and robust acquisition pipeline, and are confident in our ability to continue growing through acquisitions across all of our physician specialties.”

MEDNAX also announced today that its Board of Directors has authorized the repurchase of shares of the Company’s common stock up to an amount sufficient to offset the dilutive impact from the issuance of shares under the Company’s equity programs. As a result of the share repurchase program, earnings per share for the Company will be positively impacted in future periods. The share repurchase program is effective immediately and permits the Company to make open market purchases from time-to-time based upon general economic and market conditions and trading restrictions.

“The authorization of this share repurchase program reflects our confidence in the national group practice business model and our ongoing commitment to enhance shareholder value,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We continue to achieve solid financial results, have a strong balance sheet, and remain very optimistic about our prospects for continued growth. Our primary use of cash will continue to be focused on the pursuit of acquisitions across all of our physician specialties. At the same time, we believe that with the combination of our ongoing cash flow from operations and our available line of credit, we have sufficient access to capital to continue our acquisition growth strategy while moving forward with this share repurchase program.”

MEDNAX’s net patient service revenue for the three months ended June 30, 2013, increased by 17.7 percent, to $529.2 million, from $449.5 million for the comparable prior-year period, largely driven by contributions from acquisitions completed since April 2012.

During the three months ended June 30, 2013, MEDNAX started to receive parity payments from a few of the states that are now paying at the Medicare rate for Medicaid services as a result of the Patient Protection and Affordable Care Act. MEDNAX’s second quarter results include approximately $2.5 million in revenue from parity payments that contributed approximately $0.02 to its net income per diluted share, reflecting the impacts from incentive compensation and income taxes.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 16.0 percent, while overall same-unit revenue grew by 1.7 percent when compared to the prior year period.

Same-unit growth from net reimbursement-related factors was 2.0 percent. This was principally due to continued modest improvements in reimbursements received from third-party commercial payors as a result of the Company’s ongoing contract renewal processes.

For the first time in five quarters, on a sequential basis same-unit payor mix showed a positive shift of 100 basis points toward a higher percentage of services reimbursed from commercial payors as compared to government programs.

Same-unit revenue attributable to patient volume decreased by 0.3 percent for the 2013 second quarter when compared to the prior-year period, driven by declines in our hospital-based neonatal and anesthesia practices, and our office-based pediatric cardiology services, partially offset by increases in our maternal-fetal medicine and other pediatric physician services, primarily newborn nursery and pediatric intensive care services. For the 2013 second quarter, compared to the 2012 period, same-unit neonatal intensive care unit (NICU) patient days were down by 1.3 percent.

Operating income for the 2013 second quarter was $113.4 million, up 13.7 percent from $99.7 million for the prior-year period. Operating margin was 21.4 percent for the 2013 second quarter, as compared to 22.2 percent for the prior-year period. The decrease of 77 basis points was primarily the result of the variability in margins due to the mix of practices acquired since April 2012.

For the 2013 second quarter, general and administrative expenses were $54.6 million, as compared to $48.2 million in the prior-year period, a growth rate of 13.3 percent, which is considerably lower than the rate of revenue growth. General and administrative expenses as a percentage of net patient service revenue was 10.3 percent for the three months ended June 30, 2013 as compared to 10.7 percent for the three months ended June 30, 2012.

MEDNAX generated net income of $69.2 million for the 2013 second quarter, or $1.37 per share based on a weighted average 50.5 million shares outstanding. This compares with net income of $60.5 million, or $1.22 cents per share for the 2012 second quarter, based on a weighted average 49.5 million shares outstanding.

Through the first half of 2013, MEDNAX has generated revenue of $1.03 billion, up 18.3 percent from $872.1 million for the prior-year period. Operating income for the six months ended June 30, 2013, grew by 14.4 percent to $204.9 million, up from $179.1 million for the first half of 2012. MEDNAX earned net income of $124.6 million, or $2.47 per share through June 30, 2013, based on a weighted average 50.5 million shares outstanding, which compares to net income of $108.9 million, or $2.20 per share based on a weighted average 49.5 million shares outstanding for the first half of 2012.

At June 30, 2013, MEDNAX had cash and cash equivalents of $13.2 million and net accounts receivable were $269.8 million. The Company had $153.8 million drawn on its $800 million revolving credit facility at June 30, 2013.

During the 2013 second quarter, MEDNAX generated cash flow from operations of $127.2 million, as compared to $117.1 for the 2012 second quarter.

MEDNAX also used $120.9 million of its cash during the 2013 second quarter to fund practice acquisitions and to make contingent purchase price payments for previously completed acquisitions.

A total of five physician group practices were acquired through June 30, 2013, with three physician group practices becoming part of American Anesthesiology and two group practices becoming part of Pediatrix Medical Group. The anesthesiology group practices that joined MEDNAX during the second quarter are located in Georgia, Texas, and New York. The neonatology group practice acquisitions were in Arizona and Texas.

Since the end of the 2013 second quarter, MEDNAX has announced the acquisition of one neonatology physician group practice in Texas.

2013 Third Quarter Outlook

For the 2013 third quarter, MEDNAX expects earnings will be in a range of $1.46 to $1.51 per share. This outlook assumes that same-unit revenue growth for the three months ended September 30, 2013 will be 1.5 percent higher to 3.5 percent higher, year-over-year. This same-unit revenue growth will be driven primarily by net reimbursement growth, including the impact from parity. The forecast estimates volume to be essentially flat for the 2013 third quarter as compared to the prior year period.

Regarding the Medicaid parity rule, MEDNAX continues to expect this rule to have a positive impact on its practices. MEDNAX started to receive parity monies from a few states that are now paying at the Medicare rate for Medicaid services. As a result, MEDNAX is including approximately five cents from parity in its outlook for the 2013 third quarter based on growth in net revenue from the enhanced payments expected from the few states that are currently paying.

MEDNAX expects its share repurchase program to positively impact its earnings per share in future periods. The impact on the 2013 third quarter will depend on the timing of purchases based on market conditions and trading restrictions.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. August 11, 2013 by dialing 800.475.6701, access Code 296008. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation's leading providers of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 330 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, MEDNAX expanded into anesthesia services. Today, American Anesthesiology includes more than 1,650 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,175 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC. Condensed Consolidated Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net patient service revenue	$529,180	$449,530	$1,031,895	$872,146
Operating expenses:
Practice salaries and benefits	331,922	275,951	661,123	548,212
Practice supplies and other operating expenses	19,416	17,956	38,916	34,941
General and administrative expenses	54,601	48,200	107,919	95,069
Depreciation and amortization	9,870	7,687	19,014	14,800
Total operating expenses	415,809	349,794	826,972	693,022
Income from operations	113,371	99,736	204,923	179,124
Investment income	396	365	798	793
Interest expense	(1,673)	(848)	(2,862)	(1,402)
Income before income taxes	112,094	99,253	202,859	178,515
Income tax provision	42,876	38,709	78,274	69,621
Net income	$69,218	$60,544	$124,585	$108,894

Net income per common and common equivalent share (diluted)	$1.37	$1.22	$2.47	$2.20
Weighted average shares used in computing net income per common and common equivalent share (diluted)	50,549	49,545	50,471	49,474

Balance Sheet Highlights (in thousands)
(Unaudited)

	As of	As of
	June 30, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$13,163	$21,280
Short-term investments	7,009	6,584
Accounts receivable, net	269,774	248,066
Other current assets	77,745	83,114
Goodwill, other assets, property and equipment	2,521,699	2,391,293
Total assets	$2,889,390	$2,750,337

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$204,154	$255,661
Total debt	154,081	144,334
Other liabilities	338,010	314,974
Total liabilities	696,245	714,969
Shareholders' equity	2,193,145	2,035,368
Total liabilities and shareholders' equity	$2,889,390	$2,750,337

CONTACT:
MEDNAX, Inc.
David T. Parker, 954-384-0175, x-5300
Vice President, Investor Relations & Corporate Communications
david_parker@mednax.com